EXHIBIT 99
PepsiAmericas and PepsiCo Jointly Acquire Remaining Interest of
Leading Juice Company in Ukraine
Minneapolis, MN and Purchase, NY, November 6, 2007 — PepsiAmericas, Inc. (NYSE: PAS) and PepsiCo (NYSE: PEP) today announced that they have completed the joint purchase of the remaining 20 percent of Sandora, LLC (“Sandora”), the leading juice company in Ukraine.
The acquisition for a total purchase price of $136.7 million completes the transaction and provides PepsiAmericas and PepsiCo with a strong platform for growth. PepsiAmericas and PepsiCo originally purchased an 80 percent interest in Sandora through a joint venture in August 2007. PepsiAmericas holds a 60 percent interest in the joint venture, and PepsiCo holds 40 percent.
The transaction is not expected to have an impact on PepsiAmericas’ nor PepsiCo’s previously announced earnings per share guidance for 2007. PepsiAmericas consolidates the joint venture into its financial results on a one-month lag basis.
About Sandora
Sandora has established itself as the leader in the high growth juice category with a range of distinctly positioned brands that represent approximately half of the total juice volume consumed in Ukraine. With over 3,500 employees, Sandora has a powerful sales and distribution organization and two modern production facilities located in Nikolaev.
About PepsiAmericas
PepsiAmericas is the world’s second-largest anchor bottler in the Pepsi system and in the U.S. serves a significant portion of a 19 state region, primarily in the Midwest. Outside the U.S., the company has operations in Europe and Caribbean, specifically in Poland, Hungary, the Czech Republic, Republic of Slovakia, Romania, Ukraine, Puerto Rico, Jamaica, the Bahamas, and Trinidad and Tobago. The company also has distribution rights in Moldova, Estonia, Latvia, Lithuania and Barbados. The company serves areas with a total population of more than 150 million people. PepsiAmericas manufactures, distributes and markets a broad portfolio of PepsiCo and other national and regional beverage brands. For more information, please visit www.pepsiamericas.com.
About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The company employs approximately 168,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones North America Sustainability Index and Dow Jones World Sustainability Index. For more information, please visit www.pepsico.com.

Cautionary Statement
This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings associated with the Sandora acquisition. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs between brand owners and anchor bottlers; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the Securities and Exchange Commission reports filed by PepsiAmericas and PepsiCo, respectively, including our 2006 Annual Reports on Form 10-K.
PepsiAmericas Contacts
Mary Viola
Public Relations
847.598.2870
Mary.Viola@pepsiamericas.com
Sara Zawoyski
Investor Relations
612.661.3830
Sara.Zawoyski@pepsiamericas.com
PepsiCo Contacts
Dick Detwiler
Public Relations
914.253.2725
Dick.Detwiler@pepsi.com
Jane Nielsen
Investor Relations
914.253.3035
Jane.Nielsen@pepsi.com